Exhibit (m)(28)

SERVICE AGREEMENT

This Service Agreement (“Agreement”) is entered into as of March 21, 2017 between Ascensus, Inc. ("Ascensus"), a Delaware corporation, and GMO Series Trust (the "Series Trust"), a Massachusetts business trust.

WHEREAS, Ascensus provides certain recordkeeping and administrative services to certain benefit plans and investment accounts, including retirement plans and health savings accounts (collectively, the "Plans");

WHEREAS, the Series Trust is an investment company registered with the Securities and Exchange Commission and funds identified on Schedule A to this Agreement, as the parties may agree to modify Schedule A from time to time (collectively, the "Funds"), are each a series of the Series Trust;

WHEREAS, certain of the participants in the Plans (“Participants”) invest in the Funds from time to time; and

WHEREAS, Ascensus and the Series Trust desire to facilitate the purchase and redemption of shares of the Funds (the "Shares") on behalf of the Plans and Participants through one or more accounts in each Fund (individually an "Account" and collectively the "Accounts") subject to the terms and conditions of this Agreement.

NOW THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged, Ascensus and the Series Trust agree as follows:

1.          Performance of Services; Administrative Fees. Ascensus or a third party selected by Ascensus will perform the services (the “Services”) described in this Agreement, including Schedule C, with respect to Shares owned by the Plans and included in the Accounts. The Services do not include, and Ascensus will not provide, investment, tax, legal or accounting advice or Fund distribution services. Ascensus will not be paid any administrative fees for its performance of the Services. The Series Trust will provide Ascensus with the prospectus for each Fund in effect as of the date of this Agreement, and during the term of this Agreement the Series Trust will promptly provide Ascensus in with any updated Fund prospectus that could impact Ascensus or the Services.

2.          Pricing Information. Each Fund or its designee will furnish to the National Securities Clearing Corporation (“NSCC”) or, if the parties mutually agree, to Ascensus or its designee, on each business day that the New York Stock Exchange is open for business (a "Business Day"), the following information: (a) net asset value information as at the close of trading (currently 4:00 p.m. Eastern Time) on the New York Stock Exchange or as at such earlier times at which a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading"), (b) dividend and capital gains information, and (c) in the case of income Funds, the daily accrual for interest rate factor (mil rate). The Funds will provide such information to the agreed-upon party by 7:00 p.m. Eastern Time on the same Business Day.

3.          Orders and Settlement. (a) Upon the receipt by Ascensus of instructions from Participants or Plan representatives that are in proper form, Ascensus will calculate order allocations among designated investment media and Ascensus or its designee will transmit to the NSCC or the Series Trust, or its designee, as the parties mutually agree, orders to purchase or redeem Shares for specified Accounts on the basis of those instructions. For purposes of this Agreement, instructions received by Ascensus will be considered "in proper form" when all of the following conditions have been satisfied: (i) such instructions are clear and unambiguous, and are provided either in writing or via Ascensus’ interactive voice response telephone line, Ascensus’ live representative telephone line, an Ascensus website, or any other means Ascensus deems acceptable, and (ii) Ascensus has been advised by the Plan's trustee, custodian or other appropriate Plan representative that good funds have been obtained with respect to instructions involving purchases of Funds, and (iii) Ascensus has had sufficient time to process the instruction in keeping with its usual processing procedures and (iv) are received by the close of trading on that Business Day. Ascensus agrees to provide notice to the Series Trust by 4:00 P.M. on any Business Day of any event that may result in financial transactions of more than $1 million and use reasonable efforts to estimate the trade value of such transaction.

(b) Ascensus agrees that orders for purchases or redemptions of Shares derived from instructions received in proper form by Ascensus from Participants or Plan representatives prior to such time on any given Business Day as Ascensus will determine in accordance with its standard practices and procedures ("Ascensus Cutoff Time") will be processed that same evening and transmitted to Series Trust or its designee by 8:00 a.m. Eastern Time on the next Business Day. Purchase and redemption transactions will be settled in accordance with NSCC Fund/SERV schedules and methods, unless the parties mutually agree otherwise.Series Trust or its designee will use best efforts to wire payment for net redemptions of Fund shares on a given Business Day on the Business Day such redemption orders are transmitted to a Fund’s transfer agent to an account designated by Ascensus no later than 2 PM Eastern Time; provided, however, that a Fund may, if necessary, delay redemption of Fund shares or extend settlement to the extent permitted by the 1940 Act and as prescribed in the Fund’s then current prospectus.

(c) Subject to Ascensus’ compliance with the foregoing, Ascensus will be considered agent for Series Trust and the Funds solely for purposes of providing the Services, and the Business Day on which instructions are received in proper form by Ascensus from Participants or Plan representatives by the Ascensus Cutoff Time will be the date as of which Shares will be purchased and redeemed as a result of such instructions. Instructions received in proper form by Ascensus from Participants or Plan representatives after the Ascensus Cutoff Time on any given Business Day will be treated as if received on the next following Business Day. Series Trust agrees that payment for net distributions, in the case of fixed-income funds, will include (when applicable) income earned during the current accrual period. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with each Fund's then current prospectus.

4.          Account Information. Series Trust will provide to Ascensus or its designee, as directed by Ascensus: (a) daily confirmations of Account activity on the Business Day after each day on which a purchase or redemption of Shares is effected for the particular Account, (b) monthly statements detailing activity in each Account within 15 Business Days after the end of each month, and (c) such other reports as may be reasonably requested by Ascensus.

5.          Confidentiality. (a) All confidential information of a party and of the third parties with which it does business, including without limitation information relating to the Funds’ holdings, investment analysis, computer systems, Participant data, customer lists and business plans, and the terms and conditions of this Agreement is collectively referred to as its "Confidential Information." Except as expressly permitted by this Agreement, Series Trust and Ascensus will: (i) keep and maintain all Confidential Information of the other in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure; (ii) not, directly or indirectly, disclose any Confidential Information of the other to any third party, except with the other's prior written consent; and (iii) not make use of the other party’s Confidential Information for its own purposes or the benefit of any party except the other.

(b) Series Trust and Ascensus each will be permitted to disclose the other’s Confidential Information only to its employees, legal counsel, auditors, subcontractors and agents (collectively, "Representatives")

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having a need to know the Confidential Information in connection with the performance of its obligations under this Agreement. Series Trust and Ascensus will instruct their respective Representatives as to their obligations under this Agreement. Notwithstanding any contrary provision in this Agreement, either party may disclose the other party’s Confidential Information to the extent required to comply with law or a court order; provided, however, that each party must promptly notify the other party of receipt of a request for Confidential Information made pursuant to law or court order, give the other party a reasonable opportunity to prevent the disclosure of the Confidential Information, and reasonably cooperate with the other party in any efforts it makes to prevent the disclosure of the Confidential Information.

(c) Notwithstanding any contrary provision in this Agreement, Confidential Information of a party will not include information that: (i) is or becomes generally known to the public not as a result of a disclosure by the other, (ii) is rightfully in the possession of the other before disclosure by the first party, (iii) is independently developed by the other without reliance on the Confidential Information, or (iv) is received by the other in good faith and without restriction from a third party not under a confidentiality obligation to the first party and having the right to make such disclosure. Series Trust and Ascensus each acknowledge that the disclosure of the other’s Confidential Information may cause irreparable injury to the other and damages which may be difficult to ascertain. Therefore, Series Trust and Ascensus each will be entitled to injunctive relief upon a disclosure or threatened disclosure of any of its Confidential Information that would violate the terms of this Agreement. Without limitation of the foregoing, Series Trust and Ascensus each will advise the other immediately in the event that it learns or has reason to believe that any person or entity which has had access to Confidential Information has violated or intends to violate the terms of this Agreement.

6.          Maintenance of Records. Each party will maintain and preserve all records as required by law to be maintained and preserved by it in connection with the performance of its obligations under this Agreement. Upon the reasonable request of either party, the other party will provide copies of historical records relating to transactions between the Funds and the Plans, written communications regarding the Funds to or from the Plans and other materials that enable the requesting party to monitor and review the other party’s performance or perform general customer supervision.

7.          Authority. In no way will the provisions of this Agreement limit the authority of either party to take such lawful action as it may deem appropriate or advisable in connection with all matters relating to the Services.

8.          Representations with Respect to Series Trust Ascensus and its agents will not make representations concerning a Fund or Shares except those contained in the then-current prospectus of such Fund, sales literature furnished by Series Trust to Ascensus and sales literature created by Ascensus and submitted to and approved in writing by Series Trust.

9.          Expenses. Each Fund will pay the cost of registration of its shares with the Securities and Exchange Commission and in states where required. Except as expressly set forth in this Agreement, each party will bear all expenses incidental to the performance of its obligations under this Agreement.

10.        Relationship of Parties. Except as expressly set forth in this Agreement, all Services performed under this Agreement by Ascensus will be as an independent contractor and not as an employee, partner or agent of Series Trust or any of the Funds, and none of the parties will hold itself out as an agent of any other party with the authority to bind such party.

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11.        Use of Names. Except as expressly set forth in this Agreement, neither party may use the name or logo of the other party or any of its affiliates, or any products or services sponsored, managed, advised, administered, or distributed by the other party or any of its affiliates, for advertising, trade or other commercial or noncommercial purposes without the express prior written consent of such party.

12.        Termination.

(a) Either party may terminate this Agreement:

(i)	at any time upon at least 90 days' written notice;

(ii)	if the other party commits a material breach of this Agreement and does not cure such breach within 30 days after it receives notice of the breach from the non-breaching party; or

(iii)	immediately if the other party becomes the subject of a voluntary or involuntary bankruptcy or reorganization proceeding, makes an assignment for the benefit of its creditors, becomes insolvent, or admits in writing its inability to pay its debts as they come due.

(b) Upon termination of this Agreement, no fee will be due with respect to any Shares that are purchased by Plans on or after the date of termination. The Series Trust will remain obligated to pay the Administrative Fee with respect to each Share that was purchased before the date of termination for so long as such Shares are held by the Plans and Ascensus continues to provide services to the Plans. This Agreement, or any applicable provision thereof, will survive a termination to the extent necessary for each party to perform its obligations with respect to Shares for which a fee continues to be due subsequent to such termination.

13.        Indemnification.

(a) Subject to Section 14 of this Agreement, each party will indemnify and hold harmless the other party and each of the other party’s affiliates, directors, officers, employees, shareholders and agents against all losses, claims, damages, liabilities or expenses (including reasonable attorneys’ fees) to which an indemnitee may become subject insofar as they arise directly out of or are based upon the indemnitor’s negligence or willful misconduct in performing its obligations under or breach of this Agreement.

(b) Promptly after receipt by an indemnitee under this Section 13 of notice of an indemnifiable claim, the indemnitee will notify the indemnitor in writing. The indemnitee’s failure to so notify the indemnitor will not relieve the indemnitor from any liability that it may have to any indemnitee under this Section 13 except to the extent that the indemnitor has been materially prejudiced by such failure. The indemnitor will be entitled to assume the defense of the claim with counsel reasonably satisfactory to the indemnitee, and the indemnitee will have the right to participate, at its expense, in the defense or preparation of the defense of any such claim. In the event that the indemnitor does not elect to assume the defense of any such claim, the indemnitor will reimburse the indemnitee for the reasonable fees and expenses of counsel reasonably satisfactory to the indemnitor. If the indemnitor assumes the defense of any such claim, the indemnitor will not, without the prior written consent of the indemnitee, settle or compromise the liability of the indemnitee in such claim, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent the indemnitee receives from such claimant an unconditional release from all liability in respect of such claim.

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(c) No party will be entitled to indemnification pursuant to this Agreement to the extent that such party’s material breach of any representation, warranty or covenant made in this Agreement contributed to the damages for which such party seeks indemnification.

14.        Limitation of Liability.

(a) NOTWITHSTANDING ANY CONTRARY PROVISION IN THIS AGREEMENT, ASCENSUS WILL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES, INCLUDING LOST REVENUE, LOST PROFITS AND LOST OR DAMAGED DATA, EVEN IF ASCENSUS WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b) NOTWITHSTANDING ANY CONTRARY PROVISION IN THIS AGREEMENT, ASCENSUS’ AGGREGATE LIABILITY FOR ALL DAMAGES WHATSOEVER WILL NOT EXCEED ANY FEES ASCENSUS RECEIVED (including 12b-1 fees) PURSUANT TO THIS AGREEMENT DURING THE six MONTHS BEFORE Ascensus RECEIVES WRITTEN NOTICE OF THE FIRST DAMAGES CLAIM. thE limitation on Ascensus’ liability SET FORTH IN THIS SECTION 14(b) will not apply to direct damages CAUSED by Ascensus’ fraud, gross negligence or willful misconduct.

(c) THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION 14 WILL APPLY NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY IN THIS AGREEMENT.

15.        Notice. Each notice required by this Agreement will be given in writing and delivered by certified mail or nationally recognized courier service to the other party at the following address or such other address as each party may notify the other of in writing:

If to Ascensus, to:

Ascensus, Inc.

200 Dryden Road

Dresher, PA 19025

Attention: President

with a copy to:

ASCENSUS, INC.

165 Passaic Avenue

Fairfield, NJ 07004

Attn: General Counsel

If to the Series Trust or any Fund, to:

GMO Series Trust

40 Rowes Wharf

Boston, MA 02110

Attn: Shareholder Services with a copy to General Counsel

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16.        Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements fully executed and to be performed in the State of New York.

17.        Additional Representations, Warranties and Covenants. Each party represents that it is free to enter into this Agreement, that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity, and that it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement. The Series Trust further represents, warrants, and covenants that: (a) the Funds are registered as investment companies under the Investment Company Act of 1940 and Fund Shares are registered under the Securities Act of 1933.

18.        Monitoring of Market Timing. Ascenus and Series Trust agree to the terms of the Shareholder Information Agreement required pursuant to Rule 22c-2 under the 1940 Act attached hereto as Schedule D and made a part hereof. At times during which the Plan or Plan Participants have investments in the Fund, Ascensus agrees to:

1.	Monitor frequent trading and, if necessary, restrict purchase and exchange transactions in the Strategy by Plan Participants pursuant to Series Trust’s internal policies and procedures;
(i)	Blocking period: Ascensus will block a participant from transferring into a fund for 30 calendar days after assets have been exchanged out of a fund.
(ii)	During periods in which Ascensus has an obligation to act pursuant to Section 19(c), on a periodic basis Ascensus will provide a written report indicating whether any Plan Participants have been identified as engaging in frequent trading in the Strategy and what action, if any, was taken by the Ascensus, and
(iii)	Ascensus will provide an annual certification to Series Trust that its agreement to monitor or restrict trading, as the case may be, was in effect during the prior year, and will continue as such during the coming year.

19.       USA Patriot Act. Ascensus agrees to cooperate and share information with Series Trust to the extent required by law to facilitate implementation of Series Trust’s anti-money laundering program. If, under Series Trust’s anti-money laundering program, a Fund determines at any time that activity of an Account is suggestive of money laundering, the Fund may restrict further purchases in the Fund, close the Account, and notify the appropriate authorities. An affiliate of Ascensus, Ascensus Trust Company (“ATC”) acts in a trustee and/or custodial capacity to receive funds from the Plans and to pay distributions to the Participants. Each of the Plans for which Ascensus provides services under this Agreement will be registered with ATC and any distributions paid to Participants will be paid by ATC. In carrying out its services, ATC maintains an anti-money laundering program reasonably designed to comply with all regulations applicable to it in the performance of its services and performs (i) a check of all new Plan sponsors to determine whether such entities are identified on any list of prohibited persons, entities and jurisdictions maintained and administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and (ii) an OFAC check on the names of all persons to whom distributions are made. Ascensus will provide an annual certification to the Series Trust that its agreement to establish and maintain such policies and procedures, as the case may be, was in effect during the prior year, and will continue as such during the coming year.

20.        Complete Agreement. This Agreement contains the full and complete understanding of the parties regarding this Agreement’s subject matter and supersedes all prior representations, promises,

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statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

21.        Modification. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by each of the parties.

22.        Force Majeure. Neither party will be liable to the other for any delay or failure in performance caused by acts beyond the non-performing party's control, including without limitation acts of God or public enemy, act of any military, civil or regulatory authority, act of terrorism, change in any law or regulation, fire, flood, tornado, earthquake or storm, or other like event, disruption or outage of communications, power or other utility or labor strikes.

23.        Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same Agreement.

24.        Assignment. Neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party, except that a party may effect such an assignment or delegation to an affiliate having the same ultimate ownership as the assigning party without such consent.

25.        Survival. The provisions of Sections 5, 6, 11, 13 and 14 will survive termination of this Agreement.

26.        Non-Exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

*          *          *          *          *

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IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

Ascensus, Inc.

By:	/s/ Laura Sherry
Name:	Laura Sherry
Title:	Vice President
Date:	3/21/17

GMO Series Trust,
on behalf of the Funds listed on Schedule A separately and not jointly.

By:	/s/ Megan Bunting
Name:	Megan Bunting
Title:	Vice President and Assistant Clerk
Date:	3/21/17

*GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of GMO Series Trust are not binding upon any of the Trustees or shareholders individually, but are binding upon the assets and property of that series.

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SCHEDULE A

The parties agree that there will not be any service fees paid in association with the Funds.

Fund and Share Class	Client

GMO Benchmark-Free Series Fund, Class R6	Plan#840053 – ASI
Plan#840009 – Roper
Plan#142280 - Monogram

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SCHEDULE B

Services

1.	Recordkeeping, Reporting and Processing. Ascensus will provide recordkeeping, reporting and processing for the purchase and redemption of Shares for Plan Accounts. Ascensus will maintain a record of the number of Shares held by the Plan Accounts and maintain sub-accounting records, which include each Participant's name, address, taxpayer identification number and interest in Fund Shares.

2.	Participant Services. Ascensus will respond to inquiries and other communications from the Participants and Plan representatives with respect to the Funds, and will assist Participants with the establishment and maintenance of shareholder accounts with respect to the Funds.

3.	Mailing Communications. Upon request, Ascensus will provide to the Series Trust the mailing addresses of Plans and/or Participants that have invested in the Funds or that make the Funds available as an investment option in order to enable the Series Trust and the Funds to deliver prospectuses, proxy material, periodic Fund reports and other material that the Funds may be required by law to send to shareholders.

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Schedule C

MANUAL OPERATING PROCEDURES

The purchase, sale, redemption and settlement of Funds will normally follow NSCC’s processing procedures, as described above in Section 3, Operating procedures. In the event that such procedures are not followed as described, the Manual Processing Procedures defined herein will apply.

1.	On each business day that the New York Stock Exchange (the “Exchange”) is open for business and on which the relevant Fund determines its net asset value (“Business Day”), Ascensus or its designee may transmit orders for the purchase, sale, exchange or transfer of Fund shares by the Account based solely upon the receipt of instructions from its customers prior to the close of trading (generally 4:00 p.m. Eastern Time on the Exchange (“Close of Trading”)) on such Business Day. Instructions from customers of Ascensus received by Ascensus or its agent prior to the Close of Trading on any given Business Day (“Day 1”)( such orders are referred to as “Day 1 Trades”) and transmitted to a Fund or its designated agent via facsimile, electronic transmission or by a method mutually acceptable to both parties, by no later than 7:30 a.m. Eastern Time the next Business Day (“Day 2”), will be executed at the net asset value (“NAV”) of the applicable Fund determined as of the Close of Trading on Day 1.

2.	Immediately following the completion of the transmission of any Account order by Ascensus to a Fund, Ascensus will verify that such instructions were received by the Fund by a method mutually acceptable to both parties.

3.	Day 1 Trades shall normally settle on Day 2, but redemption settlement may be extended as prescribed in a Fund’s then current prospectus (“Settlement Date”). Settlements will be through net Federal Funds wire transfers to an account designated by a Fund or its agent. In the case of instructions which constitute a net purchase order, Ascensus shall initiate a wire transfer of Federal Funds for the dollar amount of the net purchase order by 2:00 p.m. Eastern Time on the Settlement Date to Fund’s transfer agent. In the event the instructions constitute a net redemption order, the relevant Fund shall initiate a wire transfer of Federal Funds for the dollar amount of the net redemption order by 2:00 p.m. Eastern Time on the Settlement Date. Settlement will be in U.S. dollars.

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Schedule D

Information Sharing Agreement

The provisions set forth below are included in and made a part of the Service Agreement between Ascensus and Series Trust.

Capitalized terms not defined in this Schedule D have the meaning set forth in the Service Agreement.

WHEREAS, the Series Trust, on behalf of the Funds (which, for purposes of this Schedule C, also includes a Fund’s principal underwriter and transfer agent), is required to enter into an information sharing agreement to comply with Rule 22c-2 under the 1940 Act (“Rule 22c-2”) with respect to Strategy transactions in Fund shares;

NOW THEREFORE, the parties agree to the following provisions:

1.            Shareholder Information.

(a)          Agreement to Provide Information. For any days on which the Strategy, whether directly or through transactions in an Account, holds shares of a Fund on behalf of Plan Participants, Ascensus agrees to provide to the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), Individual/International Taxpayer Identification Number (“ITIN”) or Government Issued Identifier (“GII”) of any or all Plan Participant(s) or account and the amount, date, name or other identifier of any investment professional(s) associated with the Plan Participant(s) or account, and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares of a Fund held through any account maintained by the Ascensus, or held in nominee name by the Plan or Ascensus, during the period covered by the request.

(i)          Period Covered by Request. Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought. The Fund or its designee may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Fund.

(ii)         Form and Timing of Response. Ascensus agrees to transmit the requested information specified in Section 1(a) (“Tier 1 Information) to the Fund or its designee promptly, but in any event not later than 10 business days, after receipt of a request; provided, however, if the Fund requests information that is not Tier 1 Information or transaction information that is older than 180 days, Ascensus agrees to transmit the requested information not later than 20 business days after receipt of a request. If requested by the Fund or its designee, Ascensus agrees to use best efforts to determine promptly whether any account, Plan Participant, or other person about whom Ascensus has provided information pursuant to Section 1(a) is itself a financial intermediary (including financial intermediaries defined under 22c-2) (an “Indirect Intermediary”) and, upon further request by a Fund or its designee, Ascensus agrees promptly either to: (i) provide (or arrange to have provided) the requested information set forth in Section 1(a) for those Plan Participants who hold an account or otherwise own shares through such Indirect Intermediary; or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

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(iii)        Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Ascensus.

(b)          Agreement to Restrict Trading. Ascensus agrees upon direction of the Fund or its designee to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of shares of a Fund by a Plan Participant, the Strategy, an account holder, or Indirect Intermediary that has been identified by the Fund or its designee as having engaged in or facilitated transactions (directly or indirectly) that violate policies established or utilized by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Fund.

(i)          Form of Instructions. Instructions must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Plan Participant(s) or account(s) or other agreed upon information to which the instruction relates.

(ii)         Timing of Response. Ascensus agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Ascensus.

(iii)        Confirmation by Ascensus. Ascensus must provide written confirmation to the Fund or its designee that instructions have been executed. Ascensus agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(c)          Definition. For purposes of this Schedule C, the term “written” includes electronic writings and facsimile transmissions.

2. Role of Parties. For the avoidance of doubt, the parties acknowledge and agree that the services provided by Ascensus are not those of an underwriter within the meaning of the 1933 Act or the 1940 Act.

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